Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER

AND YEAR-END OPERATING RESULTS

Douglas Faggioli to step down as President and CEO

Michael Dean to become new President and CEO

PROVO, UTAH, March 15, 2010 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported financial operating results for the three and 12 month periods ended December 31, 2009.

The Company also announced that Doug Faggioli, after 27 years with Nature’s Sunshine Products, has decided to step down as President and CEO and as a member of the Board of Directors, effective June 30, 2010.   Michael Dean, a member of the Board and a former ABC Cable Networks and Walt Disney Company executive, has been named to succeed him.  Mr. Faggioli will remain as a consultant to the Company.

For the quarter ended December 31, 2009, the Company reported that net sales revenue totaled $89.9 million, compared to $88.2 million for the same three-month period in 2008, an increase of 1.9 percent. Operating income increased to $5.3 million, compared to an operating loss of $0.8 million for the same three-month period in 2008. Net income totaled $4.0 million, compared to a net loss of $0.5 million in the fourth quarter of last year. Basic and diluted net income per share was $0.26, compared to a net loss per share of $0.03 for the same period last year. These improvements in operating and net income were principally due to reduced operating expenses resulting from the favorable settlement of several value-added tax (“VAT”) and other non-income tax related contingencies, as well as management’s efforts to reduce selling, general and administrative expenses.  Total operating expenses were $84.6 million, as compared to $89.0 million in the fourth quarter of 2008, a 4.9 percent improvement.

The Company’s balance sheet remained strong with cash and cash equivalents of $35.5 million, and shareholders’ equity of $57.1 million as of December 31, 2009. The Company has no long-term debt.

Net sales revenue for the year ended December 31, 2009 totaled $343.0 million, as compared to $373.2 million for the same period in 2008, a decline of approximately 8.1 percent. The decrease in sales was principally due to global economic conditions and the adverse effect of foreign currency fluctuations earlier in the year as a result of a stronger U.S. dollar.  Excluding the effect of foreign currency fluctuations, sales in local currencies were down approximately 6.3 percent. Total operating expenses decreased to $332.3 million from $367.6 million in the prior year. Operating income increased to $10.8 million from $5.6 million year over year, primarily due to the reduction of operating expenses as a result of the favorable settlement of several VAT and other non-income tax related contingencies, as well as management’s efforts to reduce selling, general and administrative expenses.  As a result, net income for the year increased to $6.1 million, or $0.39 per basic and diluted share, from a net loss of $1.8 million, $0.12 per basic and diluted share, for the prior year.

At year-end, active distributors totaled approximately 697,200, compared to 729,600 a year earlier, and active managers totaled approximately 28,800, compared to 25,900 at the end of 2008.

“We are pleased to report that 2009 was a year of continued, solid progress for Nature’s Sunshine Products,” said Mr. Faggioli.  “The number of independent managers continued to increase worldwide, reflecting, among other things, a newly introduced and well-received sponsorship and development program.  Towards year-end, markets in Russia and the Ukraine, as well as in Asia, improved, along with more favorable currency rates. Synergy International enjoyed a resilient fourth quarter, and Nature’s Sunshine results overall benefited from our broad product offering, along with 23 new and improved products introduced during the year, including a new line for children that was very favorably received.”

“The stronger fourth quarter bodes well for Nature’s Sunshine Products, especially given recent weak economic and financial conditions in the U.S. and elsewhere in international markets. Importantly, overall costs and expenses have been reduced, although the Company remains vigorously determined to further reduce overhead. The annual convention this past year was our best ever, with significantly increased attendance. There is a portent of the enthusiasm with which active sales managers and distributors view Nature’s Sunshine Products and its quality products in an age when medical costs continue their inexorable rise and individuals are taking greater personal responsibility for their general well being.”  Mr. Faggioli also noted that the year was marked by resumption of trading in the Company’s common shares and re-listing on the Nasdaq Exchange.  “Challenges remain,” he said, “but the Company has experienced significant domestic and global expansion since it’s founding by the Hughes family 38 years ago.”

Doug Faggioli to Step Down; Michael Dean Named as Successor

Mr. Faggioli also said that he has informed the Board of his decision to step down as President and CEO, effective June 30, 2010.  “This is an opportune time to take my leave, now that the Company has made significant progress and is well positioned for future growth,” he added.  “Nature’s Sunshine is truly a great company, producing the highest quality natural products.  I have thoroughly enjoyed my 27 years with the Company, participating in its growth and working with terrific and loyal people, as well as a far-ranging field force of dedicated independent managers and distributors, many of whom I have come to know personally.  I will surely miss working with the employees, management and the distributors of Nature’s Sunshine Products.”

“Doug has been a senior executive member of the management team for almost three decades, and has contributed immensely to the global growth and development of Nature’s Sunshine,” said Kristine Hughes, Chairman and a Company founder.  “Sad as we are to see him go, he takes with him our warmest wishes for his future endeavors.”

Mr. Faggioli will enter into a one-year consulting arrangement with the Company and will work with Mr. Dean to ensure a smooth and effective transition.

Michael Dean joined the board of Nature’s Sunshine Products last year and is the former CEO of Mediaur Technologies, a position he held since 2003. Previously, he was Executive Vice President of ABC Cable Networks, Senior Vice President of Corporate Strategic Planning and Development of the Walt Disney Company, and a strategy consultant with Bain & Company.  He holds an MBA from Harvard Business School.

Mrs. Hughes commented, “We have come to know Michael and admire his input and contribution to the board of Nature’s Sunshine Products.  Michael has exceptional executive talent.  As a board member, he has demonstrated his business acumen, and with his broad experience across numerous industries and multinational companies, we consider him an excellent choice to lead Nature’s Sunshine forward.”  Mr. Dean added, “Nature’s Sunshine has the highest quality products and service in the industry and a very bright future.  I am very pleased to join this outstanding team of employees, sales managers and independent distributors and look forward to contributing to their continued success.”

Segment Analysis

Nature’s Sunshine Products U.S., the Company’s largest single market, achieved a 10.1 percent gain in fourth quarter 2009 net sales revenue, to $38.2 million, compared with $34.7 million in the same quarter a year ago, while reducing operating expenses in the fourth quarter 13.1 percent compared to the same quarter in the prior year, to $36.6 million.  Results benefited from new products and the new sponsoring program that encouraged Managers to sign up new Distributors, as well as the settlement of non-income tax related contingencies.  Operating income for the three months ended December 31, 2009 totaled $1.6 million, an improvement of $8.9 million as compared to a loss of $7.3 million in the same quarter in the prior year.  For the year, net sales increased slightly to $151.8 million, compared with $150.1 million in the prior year. With operating expenses down 6.9 percent, operating income totaled $6.6 million, compared to a 2008 operating loss of $5.9 million, an improvement of $12.5 million.

At Nature’s Sunshine Products International, due to weak business conditions in many markets resulting from global economic conditions during 2009 (primarily Russia, Ukraine, Mexico, and Japan) as well as negative currency fluctuations, net sales revenue in the fourth quarter 2009 declined 6.1 percent, to $37.0 million compared to $39.4 million in the same quarter in the prior year. Operating expenses increased 23.3 percent, to $39.2 million in the fourth quarter 2009 from

$31.8 million in the same quarter in the prior year. For the fourth quarter 2009, Nature’s Sunshine Products International had an operating loss of $2.3 million compared to operating income of $7.6 million in the same quarter in the prior year. The operating loss in the fourth quarter of 2009 was primarily a result of reduced net sales, as well as changes in VAT related contingencies in certain markets.  For the year, net sales revenue declined 18.4 percent, to $135.4 million compared to $166.0 million in the prior year. Operating expenses declined 10.9 percent from $149.1 million in the prior year to $132.8 million. Operating income decreased to $2.6 million compared to $16.9 million in 2008.  During 2009 in Russia and Ukraine, the strengthening of the U.S. dollar relative to the Russian rubble and Ukrainian hryvnia had the effect of significantly increasing product prices, which contributed to a combined decline in net sales revenue within these markets of approximately $22.8 million, or 31.1 percent, for 2009 compared to the prior year.

Synergy Worldwide had a favorable fourth quarter, reflecting growth in several markets.  Net sales revenue for the three months of $14.7 million increased 4.3 percent over results for the same quarter in 2008.  Operating expenses for the quarter ended December 31, 2009, declined 42.4 percent, to $8.7 million compared to $15.1 million in the prior year.  In addition, operating income totaled $6.0 million in the fourth quarter, compared to an operating loss of approximately $1.0 million for the same quarter last year, primarily due to the favorable settlement of VAT contingencies in some of its foreign markets of $4.7 million during the current quarter.  Excluding these settlements, operating income was $1.3 million for the current quarter.  For the year, net sales revenues declined 2.1 percent, to $55.9 million compared to $57.1 million in the prior year; operating expenses declined 13.1 percent, to $54.3 million, compared to $62.5 million in the prior year; while operating income was $1.6 million compared to an operating loss of $5.4 million in the prior year. Excluding the settlement of the VAT contingencies noted above, the operating loss was approximately $3.1 million.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, the Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom, Columbia, Brazil, Thailand, Israel, Singapore, Malaysia, Indonesia, the Philippines, Australia, Hong Kong, Taiwan, Russia, Ukraine, Latvia, Lithuania, Kazakhstan, Mongolia, Belarus, China, Poland, Germany, Austria, Norway, Sweden, the Czech Republic and the Netherlands. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events. Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

Contact:

Stephen M. Bunker	Steven S. Anreder
Chief Financial Officer	Anreder & Co.
Nature’s Sunshine Products, Inc.	286 Madison Avenue, Suite 907
Provo, Utah 84605-9005	New York, NY 10017
(801) 342-4370	(212) 532-3232

RESULTS OF OPERATIONS:

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

	Quarter Ended		Year Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Net Sales Revenue (net of the rebate portion of volume incentives of $12,585, $12,189, $47,505, and $50,988, respectively)	$89,921	$88,211	$343,023	$373,234
Costs and Expenses:
Cost of goods sold	18,170	18,715	68,803	71,874
Volume incentives	32,884	32,440	126,165	140,074
Selling, general and administrative	33,519	37,806	137,288	155,688
	84,573	88,961	332,256	367,636
Operating Income (Loss)	5,348	(750)	10,767	5,598

Other Income, net	510	1,365	3,558	870
Income Before Provision for Income Taxes	5,858	615	14,325	6,468
Provision for Income Taxes	1,895	1,143	8,210	8,306
Net Income (Loss)	$3,963	$(528)	$6,115	$(1,838)

Basic Net Income (Loss) Per Common Share	$0.26	$(0.03)	$0.39	$(0.12)
Diluted Net Income (Loss) Per Common Share	$0.26	$(0.03)	$0.39	$(0.12)
Basic Common Shares Outstanding	15,510	15,510	15,510	15,510
Diluted Common Shares Outstanding	15,512	15,510	15,512	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	Dec 31, 2009	Dec 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$35,538	$34,853
Restricted cash	1,495	—
Accounts receivable, net of allowance for doubtful accounts of $1,840 and $1,472, respectively	8,294	10,786
Investments available for sale	3,167	3,858
Restricted investments	—	2,050
Inventories, net	40,623	39,558
Deferred income tax assets	6,646	9,080
Prepaid expenses and other	5,629	7,935
Total current assets	101,392	108,120

Property, plant and equipment, net	28,757	30,224
Investment securities	1,752	1,394
Intangible assets, net	1,421	1,538
Deferred income tax assets	12,228	6,412
Other assets	19,306	16,588
	$164,856	$164,276

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,176	$8,777
Accrued volume incentives	17,495	15,753
Accrued liabilities	34,143	45,475
Deferred revenue	4,513	5,167
Income taxes payable	7,542	2,748
Total current liabilities	67,869	77,920

Liability related to unrecognized tax benefits	35,028	30,952
Deferred compensation payable	1,752	1,394
Other liabilities	3,112	333
Total long-term liabilities	39,892	32,679

Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,510 shares issued and outstanding as of December 31, 2009 and 2008	67,183	66,705
Retained earnings	9,511	4,172
Accumulated other comprehensive loss	(19,599)	(17,200)
Total shareholders’ equity	57,095	53,677
	$164,856	$164,276

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Thousands)

	Year Ended
	12/31/2009	12/31/2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,115	$(1,838)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	219	990
Depreciation and amortization	4,501	5,437
Share-based compensation expense	478	86
Loss (gain) on sale of property and equipment	142	102
Deferred income taxes	(3,968)	(3,091)
Amortization of bond discount	28	38
Purchase of trading investment securities	(267)	(1,769)
Proceeds from sale of trading investment securities	91	1,714
Realized and unrealized (gains) losses on investments	(182)	428
Amortization of prepaid taxes related to gain on intercompany sales	1,127	1,215
Foreign exchange (gains) losses	(2,273)	908
Changes in assets and liabilities:
Restricted cash	(1,495)	—
Accounts receivable	2,424	(4,168)
Inventories	(617)	(4,825)
Prepaid expenses and other	2,407	(225)
Other assets	(3,756)	(1,632)
Accounts payable	(4,339)	1,840
Accrued volume incentives	1,429	114
Accrued current and other long-term liabilities	(10,110)	2,268
Deferred revenue	(654)	(40)
Income taxes payable	5,193	(1,564)
Liability related to unrecognized tax positions	4,076	5,064
Deferred compensation payable	358	(280)
Net cash provided by operating activities	927	772
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,211)	(7,504)
Proceeds from sale of investments available for sale	794	640
Proceeds from sale of restricted investments	2,050	25
Proceeds from sale of property, plant and equipment	70	80
Net cash used in investing activities	(297)	(6,759)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	(776)	(3,102)
Proceeds from short-term borrowings	7,900	—
Payments on short-term borrowings	(7,900)	—
Net cash used in financing activities	(776)	(3,102)
Effect of exchange rates on cash and cash equivalents	831	(1,357)
Net increase (decrease) in cash and cash equivalents	685	(10,446)
Cash and cash equivalents at beginning of the year	34,853	45,299
Cash and cash equivalents at end of the year	$35,538	$34,853